Exhibit 99.1

Wellesley Bancorp, Inc. Reports Results for the Quarter Ended March 31, 2013 and Announces Plans for its Newest Branch to be Opened in Boston’s Financial District.

WELLESLEY, Mass.--(BUSINESS WIRE)--April 30, 2013--Wellesley Bancorp, Inc. (Nasdaq Capital Market: WEBK) (the “Company”), the holding company for Wellesley Bank (the “Bank”) reported net income of $595 thousand for the quarter ended March 31, 2013, as compared to a net loss of $553 thousand for the quarter ended March 31, 2012. The Bank completed its mutual-to-stock conversion (the “Conversion”) and the Company’s public offering on January 25, 2012. The 2012 results reflect a one-time $1.8 million pre-tax contribution ($1.1 million after tax) to the Wellesley Bank Charitable Foundation (the “Foundation”), formed in connection with the Conversion. Earnings per share were $0.26, basic and diluted, for the quarter ended March 31, 2013. Earnings per share information is not presented for the quarter ended March 31, 2012 as shares were not outstanding for the entire period.

The Company also announced plans to open its newest branch to be located at One Federal Street in Boston’s financial district. According to Thomas J. Fontaine, the Bank’s President and Chief Executive Officer, “Opening an office in Boston has long been a key component of our Company’s strategic plan for growth. We have been actively looking during the past year to establish a presence in Boston as a means to more effectively serve our clients and further increase the significant growth we have experienced as people leave larger financial institutions and seek stable, more personalized banking and wealth management services at companies such as ours for their financial needs.”

Net Income

With respect to the most recent quarterly results, the increase in earnings for the three month period was due to stronger net interest income, and increased noninterest income, partially offset by increased operating expenses, exclusive of the $1.8 million contribution to the Foundation in the quarter ended March 31, 2012. Pre-tax earnings for the three month period ended March 31, 2013 increased $164 thousand compared to pre-tax earnings for the three month period ended March 31, 2012, net of the contribution expense. The provision for loan losses declined in 2013 for the three-month period to $100 thousand compared to $150 thousand in 2012 as specific reserves associated with impaired loans have declined during the 2013 quarter. Net income for the 2013 quarter increased to $595 thousand from $547 thousand in the 2012 quarter, exclusive of the nonrecurring contribution expense recorded in 2012.

Net interest income increased 21.96% to $3.2 million for the three month period ended March 31, 2013 as compared to $2.6 million in the comparable 2012 period. The increase was largely due to the increase in interest income as we have expanded our loan portfolio, primarily through increased residential mortgage loan origination efforts, as well as more modest growth in other loan portfolios. Deposit and borrowing costs have increased as the Company has grown and our funding needs expanded. The continuation of a low interest rate environment negatively impacts earning asset yields while also reducing the Company’s funding costs. Our earning asset yield decreased 36 basis points to 4.30% in the first quarter of 2013 from 4.66% in the first quarter of 2012. Our net interest margin was 3.59% for the 2013 three month period, compared to 3.81% for the 2012 period.

For the three months ended March 31, 2013, noninterest expense increased $505 thousand to $2.4 million, compared to $1.9 million in 2012, exclusive of the contribution to the Foundation. Salaries and employee benefits were $1.4 million for the three months ended March 31, 2013, compared to $1.1 million in 2012, reflecting staff additions and the increased cost of benefits associated with general rate increases and the costs associated with the equity incentive plan adopted in October 2012. Occupancy and equipment expense increased $54 thousand to $340 thousand for the three-month period ended March 31, 2013, compared to $286 thousand in 2012. These increases reflect the full period of operation of our Wellesley Lower Falls branch, opened in April, 2012.

Balance Sheet Growth

Total assets were $385.8 million at March 31, 2013, representing an increase of $9.7 million compared to December 31, 2012. The increase was reflected as an increase in loans, while loans held for sale declined during the period.

Net loans increased by $16.7 million at March 31, 2013 compared to December 31, 2012. Residential mortgage loans increased $11.5 million due to growth in our adjustable-rate mortgage portfolio. Construction loans increased $5.0 million due to increased lending efforts focused on this market.

Deposits increased $4.5 million to $302.6 million at March 31, 2013. The increase was primarily attributable to an increase in savings accounts of $4.7 million, and an increase in money market deposit accounts of $1.0 million. Federal Home Loan Bank advances increased $5.0 million from December 31, 2012 as we continued to fund loan demand while extending the maturity structure of our liabilities in the low rate environment.

Stockholders’ equity increased to $45.4 million, or 0.91% as of March 31, 2013 compared to $45.0 million at December 31, 2012.

About Wellesley Bancorp

The Company is the holding company for Wellesley Bank, a community-oriented financial institution which provides comprehensive premier banking and wealth management service to successful people, families, businesses and nonprofit organizations. The Company’s team of highly experienced and knowledgeable bankers and investment professionals provides exceptional personalized services and trusted advice to its clients. Wellesley Bank was established in 1911 as a Massachusetts chartered cooperative bank.

Forward Looking Statements

This press release contains certain forward-looking statements about the Company. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, and legislative and regulatory changes that could adversely affect the business in which the Company and the Bank are engaged.

The Company’s summary Statements of Operations and other data follow:

Wellesley Bancorp, Inc. and Subsidiaries
Consolidated Statements of Operations

	Three Months Ended March 31,
	2013	2012
	(Unaudited)
	(Dollars in thousands)
Interest and dividend income:
Interest and fees on loans	$3,745	$3,116
Other interest and dividend income	209	269
Total interest and dividend income	3,954	3,385
Interest expense	661	617

Net interest income	3,293	2,768
Provision for loan losses	100	150

Net interest income, after provision for loan losses	3,193	2,618

Total noninterest income	209	117

Noninterest expenses:
Salaries and employee benefits	1,431	1,100
Occupancy and equipment	340	286
Contributions	1	1,800
Other general and administrative	645	526
Total noninterest expenses	2,417	3,712

Income (loss) before income taxes	985	(977)
Provision (benefit) for income taxes	390	(424)

Net income (loss)	$595	$(553)

Other Data:
Return (loss) on average assets	0.64%	(0.73)%
Return (loss) on average equity	5.35%	(6.12)%
Net interest margin	3.59%	3.81%
Earnings per common share (basic and diluted)	$0.26	N/A
Book equity to assets	11.76%	11.96%
Book value per common share	$18.43	$18.13

The Company’s summary Balance Sheets follow:

Wellesley Bancorp, Inc. and Subsidiaries
Consolidated Balance Sheets

	March 31, 2013	December 31, 2012
	(Unaudited)
	(In thousands)
Assets
Cash and cash equivalents	$2,237	$2,247
Short-term investments	16,426	15,971
Certificates of deposit	350	600
Securities available for sale, at fair value	38,529	39,256
Federal Home Loan Bank of Boston stock, at cost	2,030	2,005
Loans held for sale	2,282	9,130

Loans	314,667	297,935
Less allowance for loan loses	(3,908)	(3,844)
Loans, net	310,759	294,091

Bank-owned life insurance	6,430	6,385
Premises and equipment, net	2,345	2,044
Other assets	4,366	4,319

Total assets	$385,754	$376,048

Liabilities and Stockholders’ Equity
Deposits:
Noninterest bearing	$39,724	$39,044
Interest bearing	262,877	259,015

Long-term debt	36,500	31,500
Accrued expenses and other liabilities	1,275	1,518
Total liabilities	340,376	331,077

Stockholders’ equity	45,378	44,971

Total liabilities and stockholders’ equity	$385,754	$376,048

CONTACT:
Wellesley Bancorp, Inc.
Thomas J. Fontaine, 781-235-2550
President and Chief Executive Officer